UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2012 rue21, inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34536	25-1311645
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Commonwealth Drive Warrendale, Pennsylvania	15086
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number including area code) (724) 776-9780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2012, rue21, inc. (the “Company”) issued a press release announcing the appointment of Laura Sen to the Board of Directors (the “Board”) of the Company, effective January 17, 2012. Ms. Sen was assigned as a Class II director of the Board with a term expiring in 2015. Upon her appointment, Ms. Sen was named to the Company’s Audit Committee.

Under the Company’s director compensation program, Ms. Sen will receive $50,000 per year in cash. In addition, Ms. Sen will receive an option grant of 12,500 shares of common stock. The initial option grant will vest as follows: (i) 4,166 on the first and second anniversaries of the grant date and (ii) 4,168 on the third anniversary of the grant date. The grant will expire in ten years. In addition, for each full year of service, Ms. Sen will receive an annual grant of restricted stock units with a value of $100,000 on the first business day following the Company’s annual meeting of shareholders. This annual grant will vest fully on the one-year anniversary of the grant date.

The Company confirms there is no transaction between Ms. Sen and the Company or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated January 17, 2012 announcing Ms. Sen’s election and providing a brief summary of her professional background is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits

Exhibits

(d)	99.1 Press Release dated January 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rue21, inc.

By:	/s/ Stacy Siegal
Stacy Siegal Vice President and General Counsel

January 17, 2012